UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒  Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RAM Energy Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RAM ENERGY RESOURCES, INC.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

To the Stockholders of RAM Energy Resources, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of RAM Energy Resources, Inc. to be held on May 8, 2008, at the Renaissance Tulsa Hotel and Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma 74133, commencing at 10:00 a.m., local time. We look forward to personally greeting as many of our stockholders as possible at the meeting.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. Immediately following the meeting, a report on our operations will be presented, including a question-and-answer and discussion period.

We know that most of our stockholders are unable to attend the Annual Meeting in person. We solicit proxies so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Your vote is important regardless of the number of shares you own.

Thank you for your continued interest in RAM Energy Resources, Inc.

Very truly yours,

Larry E. Lee,
Chairman, President and Chief Executive Officer

April 14, 2008

RAM ENERGY RESOURCES, INC.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2008

To the Stockholders of RAM Energy Resources, Inc.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of RAM Energy Resources, Inc. will be held at the Renaissance Tulsa Hotel and Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma 74133, on May 8, 2008, commencing at 10:00 a.m., local time, for the following purposes:

1. To elect two directors of RAM Energy Resources, Inc., to serve for a term of three years;

2. To adopt certain amendments to the Company’s 2006 Long-Term Incentive Plan to:

•	Increase the maximum authorized number of shares to be awarded under the 2006 plan from 2,400,000 to 6,000,000;

•

Provide that shares issued as restricted stock awards but subsequently forfeited without vesting shall again be available for issuance under the 2006 plan and shall not be counted against the maximum number of authorized shares;

•

Provide that any awards issued under the 2006 plan that are to be settled in cash, regardless of whether or not denominated in or determined with reference to shares of Company stock, shall not be counted against the maximum number of authorized shares;

•	Increase from 10,000 to 20,000 the maximum number of shares of Company common stock that may be awarded to directors of the Company as restricted stock awards in any calendar year;

•	Provide that stock appreciation rights awarded under the Plan may be paid in cash or stock, as determined by the Company’s Compensation Committee; and

•	Delete certain deferral rights with respect to certain performance-based awards;

3. To ratify and approve the appointment of UHY LLP as the Company’s independent auditors for 2008; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 8, 2008 as the record date for the meeting, and only holders of common stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

G. Les Austin
Secretary

Tulsa, Oklahoma

April 14, 2008

EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

RAM ENERGY RESOURCES, INC.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

May 8, 2008

This proxy statement is furnished by RAM Energy Resources, Inc. in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2008 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any and all adjournments of said meeting. Unless the context otherwise requires, all references to “we” and “us” refer to RAM Energy Resources, Inc. and its subsidiaries.

Solicitation and Revocation of Proxies and Voting

The execution and return of the enclosed proxy will not affect your right to attend the Annual Meeting of Stockholders and to vote in person. Even if you have given a proxy, you have the power to revoke it at any time before it is exercised. You may revoke the proxy prior to its exercise by delivering written notice of revocation to our corporate Secretary, at 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy; however, if no specification is made, the shares represented by proxy will be voted as recommended by our Board of Directors.

We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and the accompanying proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. This proxy statement and accompanying proxy were first mailed to our stockholders on or about April 14, 2008.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of shares of our outstanding common stock representing a majority of the total combined voting power of all of our outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If a quorum is present, the election of directors will require a plurality of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy. Two directors will be elected by a plurality of the votes cast by the holders of common stock. See “Proposal I—Election of Directors.” You may, with respect to the election of directors:

•	vote for the election of all nominees named herein;

•	withhold authority to vote for all such nominees; or

•	vote for the election of one nominee and withhold your vote for the other nominee by specifically so indicating in the space provided on the proxy.

The approval of the proposed amendments to our 2006 Long-Term Incentive Plan requires the affirmative vote by holders of shares of our outstanding common stock representing a majority of the voting power of the shares present or represented by proxy at the Annual Meeting. See “Proposal II—Approval of Amendments to the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan.”

The ratification of the selection of UHY LLP as our independent auditors for 2008 requires the affirmative vote by holders of shares of our outstanding common stock representing a majority of the voting power of the shares present or represented by proxy at the Annual Meeting. See “Proposal III—Ratification of Appointment of Independent Auditors.”

Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of The Nasdaq Stock Market with respect to such shares, and the record owner has not received instructions from the beneficial owner. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

The approval of the proposed amendments to our 2006 plan and the ratification of the appointment of UHY LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting. Abstentions will be counted in tabulating the votes for such proposal and, therefore, will have the same effect as a vote against the approval of the proposed amendments to our 2006 plan and the ratification of the appointment of UHY LLP as our independent registered public accounting firm. Broker non-votes will not be counted as shares present in tabulating the votes on either proposal.

As a matter of policy, we maintain proxies and voting tabulations that identify individual stockholders on a confidential basis. We make such documents available only to those persons who process the proxy cards, tabulate the vote and serve as inspectors of election, as well as and certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.

Only the holders of outstanding shares of our common stock of record at the close of business on April 8, 2008, are entitled to receive notice of and to vote at the Annual Meeting. On April 8, 2008, we had outstanding 60,900,105 shares of our common stock. Each share of common stock issued and outstanding on the record date is entitled to one vote on each matter to be voted upon at the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Our Board of Directors currently consists of four persons. Our Amended and Restated Certificate of Incorporation provides for three classes of directors. The term of each class of directors is normally three years, and the term of one class expires each year in rotation. The following is a list of our current directors, by class:

Term expiring in 2010	Larry E. Lee
Term expiring in 2009	Gerald R. Marshall
Term expiring in 2008	Sean P. Lane and John M. Reardon

Messrs. Lane and Reardon, each of whom currently is a director, have been nominated for election as directors at the Annual Meeting to serve for three-year terms ending in 2011. Two directors, Larry E. Lee and Gerald R. Marshall, will continue in office to serve pursuant to their prior appointments.

The persons named as proxies in the accompanying proxy, who have been designated as such by our Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Lane and Reardon. Should either of Messrs. Lane or Reardon become unable or unwilling for any reason to stand for election as a director, the persons named in the proxy will vote for the election of such other person as our Board of Directors may propose to replace such nominee. We know of no reason why either of Messrs. Sean P. Lane or John M. Reardon will be unavailable, unable or unwilling to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. SEAN P. LANE AND JOHN M. REARDON AS DIRECTORS.

Information Relating to Our Directors and Executive Officers

Our Board of Directors and executive officers are:

Name	Age	Position
Larry E. Lee	59	Chairman, President and Chief Executive Officer
G. Les Austin	42	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Larry G. Rampey	63	Senior Vice President
Drake N. Smiley	60	Senior Vice President
John M. Longmire	66	Senior Vice President
Robert E. Phaneuf	61	Vice President — Corporate Development
Sean P. Lane	49	Director
Gerald R. Marshall	74	Director
John M. Reardon	66	Director

Larry E. Lee has served as our chairman, president and chief executive officer since May 2006. He is a founder of our wholly owned subsidiary, RAM Energy, Inc., or RAM Energy, and has served as its president and, with the exception of the period from June 1992 to November 1997, when he served as chief operating officer, he has served as its chief executive officer since September 1987. Mr. Lee became chairman of the board of RAM Energy in October 2005. Mr. Lee has been active in the oil and gas industry since 1976. Mr. Lee worked for the private companies of Goldman Enterprises and Kerr Consolidated before developing the RAM Energy companies in 1984. He served in the public sector as budget director for the city of Oklahoma City from 1971 to 1976, and was a member of the staff of Governor David Boren during 1976. Mr. Lee is a Wildcatter member of the Oklahoma Independent Petroleum Association and a member of the Independent Petroleum Association of America, having previously served as director. Mr. Lee serves as chairman of the Board of Trustees, and as chairman of the Executive Committee of the Board of Trustees for the Philbrook Museum of Art. He is also a member of the Board of Directors of the Oklahoma Heritage Association. Mr. Lee serves as a member of the Executive Board of the Indian Nations Council of the Boy Scouts of America. He is a lifetime member of World Presidents’ Organization. Mr. Lee received his B.B.A. in finance from the University of Oklahoma.

G. Les Austin became our senior vice president, chief financial officer, secretary and treasurer on April 1, 2008. Mr. Austin served as vice president finance and chief financial officer of Matrix Service Company from June 2004 to March 2008. Mr. Austin had also served Matrix as vice president, accounting and administration, east coast, from March 2003 to May 2004, as vice president of financial reporting and technology from June 2002 to March 2003 and as vice president of financial planning and reporting from April 1999 to May 2002. Mr. Austin served as vice president of finance for Flint Energy Construction Company from February 1994 to March 1999 and prior to February 1994, was an audit manager with Ernst & Young LLP. Mr. Austin received a B.S. in Accounting and Information Technology from Oklahoma State University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and Financial Executives International. In addition, Mr. Austin is a director on the Advisory Board of Oklahoma State University School of Accounting.

Larry G. Rampey has been our senior vice president since May 2006 and a senior vice president of RAM Energy since February 1998, previously serving as vice president of operations since May 1989. Mr. Rampey has 30 years of experience in the management of both domestic and international oil and gas properties. From 1972 until May 1989, Mr. Rampey was employed by Reading & Bates Petroleum Co., holding positions of vice president of international operations and vice president of domestic operations. Mr. Rampey was employed by Amoco prior to joining Reading & Bates. Mr. Rampey is a member of the Society of Petroleum Engineers and the Oklahoma Independent Petroleum Association. Mr. Rampey received his B.S. in Industrial Engineering from Oklahoma State University.

Drake N. Smiley has been our senior vice president of land and exploration since May 2006 and has held a similar position with RAM Energy since January 1998. Mr. Smiley served as vice president of land, legal and business development of RAM Energy from February 1997 until December 1997. Previously, Mr. Smiley was employed by Reading & Bates, serving as manager of land. Before Reading & Bates, he was employed by Cities Service Company. In June of 1994, Mr. Smiley accepted the position of vice president, land with Continental Resources, Inc. in Enid, Oklahoma. Mr. Smiley has 28 years of experience in the petroleum industry and is a member of the Oklahoma and Tulsa County Bar Associations, the Tulsa and American Associations of Petroleum Landmen and the Oklahoma Independent Petroleum Association. He is a Phi Beta Kappa graduate of the University of Missouri, where he also received his Juris Doctorate.

John M. Longmire has been a senior vice president since May 2006 and was our chief financial officer from May 2006 to April 1, 2008. He was chief financial officer of RAM Energy from August 1994 to April 1, 2008 and a senior vice president since December 1997. Previously, Mr. Longmire was vice president of RAM Energy from August 1994 until December 1997 and was its controller from March 1990 until August 1994. Mr. Longmire has 30 years experience in various financial management positions in the oil and gas industry. Prior to joining RAM Energy in 1990, Mr. Longmire held various positions with Texas International Company, Amarex, Inc. and Union Oil Company of California. Mr. Longmire is a Certified Public Accountant and received his B.S. in 1973 from California State University at Los Angeles.

Robert E. Phaneuf has been our vice president-corporate development since May 2006 and served in a similar capacity with RAM Energy since March 2006. From September 1995 until February 2006, Mr. Phaneuf served as vice president of corporate development at Vintage Petroleum Corporation. From 1994 until September 1995, he was employed in the corporate finance group at Arthur Andersen LLP. From 1972 to 1976, Mr. Phaneuf was an investment advisor with First International Investment Management Company. From 1976 to 1994, Mr. Phaneuf served as an energy analyst in the research department of several investment banking and brokerage firms, including Schneider, Bernet & Hickman from 1976 to 1978; as Vice President of Kidder, Peabody & Co. from 1978 to 1988; as Senior Vice President — Energy Research, Rauscher, Pierce, Refsnes, Inc. from 1988 to 1993; and as Senior Vice President — Head of Energy Research Group, Kemper Securities, from 1993 to 1994. Mr. Phaneuf received a B.A. in psychology and an MBA in Finance from the University of Texas at Austin.

Sean P. Lane was appointed to our Board of Directors in May 2006. He has served as a managing member of Kinsale Advisors LLC since January 2003, providing business and risk management advisory services to companies and investors in the energy, environmental and technology industries. From May 1999 until December 2002, Mr. Lane was an executive vice president, chief administrative officer, general counsel and director of beenz.com inc. a global internet currency business. Mr. Lane served as a managing director of Liberty Power Investments, LLC, an international electric power project development, finance and acquisition firm from December 1992 until May 1999. Mr. Lane has also served as an executive of Compania Boliviana de Energia Electrica, S.A., the leading Bolivian electric utility, as well as The Henley Group, Inc., Wheelabrator Technologies, Inc. and Catalyst Energy Corporation, all publicly traded firms with significant investments in the U.S. or international independent power and environmental industries. Mr. Lane received his J.D. from Georgetown University Law Center and a Bachelor’s degree in Political Economy and History from Fordham University.

Gerald R. Marshall was appointed to our Board of Directors in May 2006 and has been a director of RAM Energy since December 1997. Mr. Marshall was vice chairman of the Midland Group of Oklahoma City, Oklahoma, which includes Midland Mortgage Co., MidFirst Bank, Midland Asset Management Co. and Home Shield Insurance Co., from October 1996 to March 2003 and served as a director of MidFirst Bank from 1993 until March 2003, and served as its chief credit officer from October 1996 until March 2001. From 1990 until 1995, Mr. Marshall was chairman, chief executive officer and principal owner of RAM Management Associates, an asset management contractor for the Resolution Trust Corporation. From 1989 until 1990, Mr. Marshall served as a special consultant to Worthen Banking Corporation of Arkansas. From 1987 until 1989, Mr. Marshall was interim chief executive officer of an insolvent savings and loan association in Little Rock, Arkansas, pending federal resolution. From September 1984 until November 1986, Mr. Marshall served as chairman of the board and chief executive officer of Bank of Oklahoma, Oklahoma City, N.A and from August 1981 to April 1984, Mr. Marshall served as president and chief executive officer of Goldman Enterprises, a privately owned, diversified group of companies. Prior to August 1981, Mr. Marshall served as chairman and chief executive officer of Capital Bank, N.A. of Houston, Texas and was a senior vice president of its then parent company, Mercantile Texas Corporation. Prior to 1975, Mr. Marshall served as president and director of The First National Bank and Trust Company of Oklahoma City; as executive vice president of First National Bank in Dallas, and as president of Liberty National Bank and Trust Company of Oklahoma City. Mr. Marshall received a B.S. in Finance and Accounting from the University of Oklahoma.

John M. Reardon was appointed to our Board of Directors in May 2006 and has served as a director of RAM Energy since October 2005. He previously was a member of the RAM Energy board from January 1998 to May 2002. Mr. Reardon was market president of Union Bank of California, in Valencia, California, from November 2002 through October 2007. From August 1994 until November 2002, Mr. Reardon was president and chief executive officer of Valencia National Bank, Santa Clarita, California. From 1991 to August 1994, Mr. Reardon was executive vice president of Ramco Oil and Gas, Inc. and RAM Management Associates, Inc. Mr. Reardon was a senior vice president of Wells Fargo Bank, Los Angeles, California from 1987 to 1991. Previously, he served as chairman, president and chief executive officer of Southwestern Bank and Trust Company, Oklahoma City; executive vice president of The First National Bank and Trust Company of Oklahoma City, Oklahoma; and vice president of Liberty National Bank and Trust Company, Oklahoma City, Oklahoma. Mr. Reardon is currently president of the board of directors of the Santa Clarita Valley Boys & Girls Club Foundation. In 2000, Mr. Reardon was presented the Entrepreneur of the Year Award by Ernst & Young and he is a life member in the Entrepreneur of the Year Award Hall of Fame. Mr. Reardon has served as a director of Gene Autry Western Heritage Museum, Los Angeles, California; as a member and officer of several committees and sub-committees of the Housing and Real Estate Finance Committee of the American Bankers Association; and as a director of the Oklahoma Bankers Association. Mr. Reardon has served on the faculty of the University of Oklahoma School of Commercial Banking; Southwestern Graduate School of Banking, Southern Methodist University, Dallas, Texas; the Real Estate Finance School and the National Commercial Lending School of the American Bankers Association; and the Secured Lending School of the Oklahoma Bankers Association. He served as Chairman of the Federal Government Relations Committee of the Oklahoma Bankers Association and as a member of the board of directors of the Chair of Banking, the College of Business of the University of Oklahoma. He has also served as an advisory director of Oklahoma State University and a member of the Oklahoma State Advisory Council of the United States Small Business Administration, and President. Mr. Reardon received a B.S. in business from Oklahoma State University and is a graduate of the Southwestern Graduate School of Banking, Southern Methodist University in Dallas, Texas.

Independence of Directors

We adhere to the rules of The Nasdaq Stock Market in determining whether a director is independent. Our Board of Directors also consults with our counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, our Board of Directors has affirmatively determined that Messrs. Lane, Marshall and Reardon are independent directors. Mr. Lee is not independent.

Board Meetings and Committees

Our Board of Directors has the responsibility for establishing our broad corporate policies and for our overall performance. However, the Board of Directors is not involved in our day-to-day operations. The Board of Directors is kept informed of our business through discussions with the chairman, president and chief executive officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board of Directors and Committee meetings.

Our Board of Directors held 18 meetings during 2007, including telephonic meetings, and all of our Directors were in attendance at each of these meetings.

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In accordance with our Amended and Restated By-laws, the Board of Directors annually elects from its members the members of each Committee.

Audit Committee. Members of our Audit Committee are Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Marshall acting as Chairman.

The Audit Committee is composed of non-employee directors, all of whom currently meet the “independence” standards of The Nasdaq Stock Market and of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, as more fully described below under the caption “Audit Committee Report.” The Audit Committee annually considers the qualifications of our independent auditor and selects and engages our independent auditor. The Audit Committee meets quarterly with representatives of the independent auditor and is available to meet at the request of the independent auditor. During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee’s duties. The Audit Committee reviews the plans for and results of audits for us and our subsidiaries. The Audit Committee reviews the independence of the independent auditor, and considers and authorizes the fees for both audit and non-audit services provided by the independent auditor. In 2007, our Audit Committee held five meetings, including telephonic meetings, and all members of our Audit Committee were in attendance at each of these meetings. The Audit Committee has adopted a written charter which is available on our website at http://www.ramenergy.com.

Compensation Committee. Members of our Compensation Committee are Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Reardon acting as Chairman.

The members of our Compensation Committee are non-employee directors who meet the “independence” standards of The Nasdaq Stock Market, but are eligible to participate in any of the plans or programs that the Board of Directors administers. The Compensation Committee reviews and approves the compensation of our senior executives. The Compensation Committee also administers our 2006 Long Term Incentive Plan and approves restricted stock awards and other stock-based grants for our executive officers and other employees. Our Compensation Committee has not adopted a charter. See “— Compensation Discussion and Analysis” below for information regarding our compensation process. In 2007, our Compensation Committee held eight meetings, including telephonic meetings, and all members of our Compensation Committee attended each meeting.

Nominating and Corporate Governance Committee. Members of our Nominating and Corporate Governance Committee are Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Lane acting as Chairman.

Each member of our Nominating and Corporate Governance Committee is a non-employee director who meets the “independence” standards of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The Nominating and Corporate Governance Committee will consider persons identified by our Board members, management, stockholders, investment bankers and others.

In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principles that each director should be an individual of high character and integrity and have:

•	independence;

•	wisdom;

•	integrity;

•	an understanding and general acceptance of our corporate philosophies;

•	business or professional knowledge and experience that can bear on our challenges and deliberations and those of our Board of Directors;

•	a proven record of accomplishment with an excellent organization;

•	an inquiring mind;

•	a willingness to speak one’s mind;

•	an ability to challenge and stimulate management; and

•	a willingness to commit time and energy to our business affairs.

Qualified candidates for membership as a director will be considered without regard to race, color, religion, gender, ancestry, national origin or disability.

In addition to considering possible candidates for election as directors, the Nominating and Corporate Governance Committee may, in its discretion, review the qualifications and backgrounds of existing directors and other nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of our Board of Directors, and recommend the slate of directors to be nominated for election at the ensuing annual meeting of stockholders. Currently, we do not employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

We do not have any restrictions on stockholder nominations under our certificate of incorporation or by-laws. The Nominating and Corporate Governance Committee will consider stockholder nominees to be our directors. Any stockholder nominations must be received by us not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Nominations should be delivered to the Nominating and Corporate Governance Committee at the following address: The RAM Energy Resources Nominating and Corporate Governance Committee, c/o Sean P. Lane, Committee Chairman, RAM Energy Resources, Inc., 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135. The stockholder’s nomination notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment and business experience of the person for at least the previous five years, (c) the class and number of shares of our capital stock which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of our capital stock which is beneficially owned by the stockholder. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

The charter of our Nominating and Corporate Governance Committee provides that the Committee will evaluate our corporate governance effectiveness and recommend such revisions as it deems appropriate to improve our corporate governance. The areas of evaluation may include such matters as the size and independence requirements of our Board of Directors, Board committees, management success and planning, and regular meetings of our non-employee directors without management in executive sessions. We do not have a policy requiring members of our Board of Directors to attend annual meetings of our stockholders.

In 2007, our Nominating and Corporate Governance Committee held two meetings, and all members of the Committee were in attendance at both meetings. A copy of the current charter of the Nominating and Corporate Governance Committee is available on our website at http://www.ramenergy.com.

Election of Directors; Voting Agreements

In conjunction with our acquisition of RAM Energy in 2006, the former stockholders of RAM Energy, on the one hand, and Lawrence S. Coben and Isaac Kier (two of our founders and former directors), on the other hand, entered into a voting agreement pursuant to which they agreed to vote for the other’s designees as our directors until immediately following our 2008 Annual Meeting. Pursuant to this voting agreement, the former stockholders of RAM Energy and Messrs. Coben and Kier will vote for each of Messrs. Reardon and Lane for director at our 2008 Annual Meeting.

In conjunction with our acquisition of Ascent Energy Inc. in 2007, certain of the former stockholders of Ascent Energy who received shares of our common stock in the merger entered into a voting agreement pursuant to which they agreed to vote their shares for the slate of directors proposed by our Board of Directors through 2009. These stockholders beneficially own approximately 31% of our outstanding common stock.

Stockholder Communications with the Board of Directors

General. Our Board of Directors believes that direct access to our independent directors, who constitute our Nominating and Corporate Governance Committee and our Audit Committee, is essential to ensuring that corporate governance concerns, recommendations for director nominees, questions concerning our accounting functions, internal controls or auditing practices, and reports of potential violations of law or Company policies, are addressed at the highest level within the organization. Accordingly, our Board of Directors has established the following contact procedures.

Nominating and Corporate Governance Inquiries. Our Nominating and Corporate Governance Committee has the responsibility of evaluating and improving our corporate governance effectiveness and identifying and recommending qualified individuals to serve on our Board of Directors. Stockholders or Company employees wishing to communicate with our Nominating and Corporate Governance Committee concerning these matters may do so through our investor relations staff by email to dmurry@ramenergy.com, or by regular mail addressed to:

RAM Energy Resources, Inc.

Attention: Ms. Donna Murry, Investor Relations

Meridian Tower, Suite 650

5100 E. Skelly Drive

Tulsa, OK 74135

A record of each communication will be maintained by our investor relations staff. All appropriate corporate governance and similar communications from stockholders and employees received by our investor relations staff promptly will be forwarded to the Chairman of our Nominating and Corporate Governance Committee. If a response is requested, please so indicate in your communication, together with an email or regular mail address. While the Committee may not respond to every inquiry, we can assure our stockholders and employees that every inquiry received by this committee will be reviewed and given full consideration.

Audit Committee Inquiries. Our Audit Committee has the responsibility of establishing procedures to promote the integrity of our financial statements, including the engagement of internal and external auditors, monitoring the performance of our accounting staff and overseeing the implementation of internal controls over our financial statement reporting. In order to enhance the Committee’s performance of these responsibilities, the Committee has established a toll-free Access Line to enable anyone who has a concern about our auditing or accounting practices or our internal controls over financial statement reporting to communicate those concerns directly to the Chairman of our Audit Committee. The Access Line also may be used to report concerns about the conduct of our employees, agents or contractors, or our outside auditors, or to report potential violations of the law or of our internal policies. The Access Line is maintained by a third-party provider and is available 24 hours a day, seven days a week. All calls will be confidential and anonymous, unless the caller wishes to leave his or her name and contact information.

The Access Line number is 1-800-249-5241.

All calls made to the Access Line will be transcribed and emailed by the Access Line provider to the Chairman of the Audit Committee. Upon receipt, the Chairman of the Committee will review the information, advise the other members of the Committee, conduct such investigation and take such action as may be appropriate to address the concerns expressed in the inquiry. Employees are reminded that we do not permit retaliation of any kind against employees for good faith reports of concerns about the conduct of our employees, agents, contractors or outside auditors, or potential violations of law or our internal policies.

Code of Ethics

Our Code of Ethics, which is applicable to all directors, managers and employees, embodies our global principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. The Code of Ethics is available on our website at http://www.ramenergy.com. The Code of Ethics is also available in print to any stockholder who requests it.

Our toll free Access Line may also be used by employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Ethics relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;

•	theft or fraud of any amount;

•	insider trading;

•	performance and execution of contracts;

•	conflicts of interest; and

•	violations of securities and antitrust laws.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the Securities and Exchange Commission concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% stockholders. During 2007, each of Messrs. Longmire and Phaneuf failed to timely file one Form 4 and each of Messrs. Rampey, Smiley, Marshall, Lane and Reardon failed to timely file two Forms 4. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2007, all other Section 16(a) filing requirements were timely met.

Compensation Committee Interlocks and Insider Participation

At December 31, 2007, our Compensation Committee consisted of Sean P. Lane, Gerald R. Marshall and John M. Reardon. No member of the Compensation Committee was one of our officers or employees, or an officer or employee of any of our subsidiaries at any time during 2007, and no member of our Compensation Committee had any relationship requiring disclosure in this proxy statement.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 8, 2008 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all our current executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class(1)
Larry E. Lee(2)(3)	12,630,187		21%
Britani Talley Bowman(4)(5)	11,430,187		19%
G. Les Austin(2)	100,000		*
John M. Longmire(2)	87,300		*
John L. Cox(2)	104,646		*
Larry G. Rampey(2)	210,880		*
Drake N. Smiley(2)	205,880		*
Gerald R. Marshall(2)	25,000		*
John M. Reardon(2)	36,500		*
Sean P. Lane(6)	25,500	(7)	*
Jefferies & Company, Inc.(8)	18,352,487		28%
The TCW Group, Inc.(9)	3,402,381		6%
Nationwide Fund Advisors(10)	3,171,620		5%
All directors and executive officers as a group (9 individuals)	13,425,893		22%

*	Less than 1%
(1)	The outstanding shares of common stock used to determine the percentage of shares beneficially owned by the designated stockholders may include a portion of the approximately 18,848,000 shares of our common stock reserved for issuance upon the exercise of outstanding warrants exercisable at $5.00 per share; but does not include the 825,000 shares of our common stock issuable upon the exercise of outstanding unit options and the warrants exercisable at $6.25 per share issuable upon exercise thereof, and 181,933 shares that may be granted by us as awards under our 2006 plan.
(2)	The business address of this person is 5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma 74135.
(3)	Includes 500,000 shares owned by a family trust for the benefit of Mr. Lee’s family.
(4)	Ms. Bowman’s business address is 3155 East 86th Street, Tulsa, Oklahoma 74137.
(5)	These shares are held by Danish Knights, A Limited Partnership. Ms. Bowman beneficially owns 98.5% of Danish Knights and is the custodian for a 1.3% interest owned by her minor child. Dannebrog Corporation, the general partner of Danish Knights, owns the remaining 0.2% interest. Ms. Bowman is the president and sole director of Dannebrog Corporation. Accordingly, Ms. Bowman exercises voting and dispositive power over all shares held by Danish Knights.
(6)	Mr. Lane’s business address is 520 Eighth Avenue, 7th Floor, New York, NY 10018.
(7)	Includes currently exercisable warrants to purchase 5,400 shares of common stock.
(8)

Reflects shares beneficially owned by (i) Jefferies & Company, Inc. (“Jefferies”), (ii) Jefferies Group, Inc. (“Jefferies Group”), (iii) Jefferies High Yield Trading, LLC (“Trading”) and (iv) Jefferies High Yield Holdings, LLC (“Holdings”). The business address of Jefferies and Jefferies Group is 520 Madison Ave., 12th Floor, New York, NY 10022. The business address of Trading and Holdings is The Metro Center, One Station Place, Three North, Stamford, Connecticut 06902. Beneficial ownership among these parties is as follows:

•	Jefferies may be deemed to be the beneficial owner of 18,352,487 shares of RAM stock. This number consists of (i) 1,449,399 shares of RAM stock held for its own account, (ii) 12,348,636 shares of RAM stock held for the account of Trading, (iii) 478,417 shares that can be obtained by Jefferies upon exercise of warrants to acquire shares of RAM stock held for its own account (“Warrants”) and (iv) 4,076,035 shares of RAM stock that can be obtained by Trading upon exercise of Warrants held for the account of Trading.

•

Jefferies Group may be deemed to be the beneficial owner of 18,352,487 shares of RAM stock. This number consists of (i) 1,449,399 shares of RAM stock held for the account of Jefferies, (ii) 12,348,636 shares of RAM stock held for the account of Trading, (iii) 478,417 shares of RAM stock that can be obtained by Jefferies upon exercise of Warrants held for the account of Jefferies and (iv) 4,076,035 shares of RAM stock that can be obtained by Trading upon exercise of Warrants held for the account of Trading.

•

Trading may be deemed to be the beneficial owner of 16,424,671 shares of RAM stock. This number consists of (i) 12,348,636 shares of RAM stock held for its own account and (ii) 4,076,035 shares of RAM stock that can be obtained by Trading upon exercise of Warrants held for the account of Trading.

•

Holdings may be deemed to be the beneficial owner of 16,424,671 shares of RAM stock. This number consists of (i) 12,348,636 shares of RAM stock held for the account of Trading and (ii) 4,076,035 shares of RAM stock that can be obtained by Trading upon exercise of Warrants held for the account of Trading.

None of the parties admits that Jefferies, Trading, Holdings, or Jefferies Group is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any shares not held directly for the account of each such entity.

(9)	The business address of the TCW Group, Inc. (“TCW”) is 865 South Figueroa Street, Los Angeles, CA 90017. TCW shares voting power over the referenced shares on behalf of itself and its direct and indirect subsidiaries, which collectively constitute The TCW Group, Inc. business unit (the “TCW Business Unit”). The TCW Business Unit is primarily engaged in the provision of investment management services. As of July 6, 2001, the ultimate parent company of TCW is Societe Generale, S.A., a corporation formed under the laws of France (“SG”). The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit. SG, for purpose of the federal securities laws, may be deemed ultimately to control TCW and the TCW Business Unit. SG disclaims beneficial ownership of RAM shares beneficially owned by the TCW Business Unit. The TCW Business Unit disclaims beneficial ownership of RAM shares beneficially owned by SG and any of SG’s other business units.
(10)	The business address of Nationwide Fund Advisors (“NFA”) is 1200 River Road, Suite 1000, Conshohocken, PA 19428. NFA is a separate business unit or division of its ultimate parent entity, Nationwide Mutual Insurance Company. NFA exercises voting and investment powers independently from other business units or divisions of Nationwide Mutual Insurance Company. The securities reported above are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by NFA, and NFA disclaims beneficial ownership of these securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Brandon Lee, the son of our Chairman, President and Chief Executive Officer, serves as our Manager of Business Development. Total compensation paid to Brandon Lee as a result of base salary, bonus and award grants under our 2006 plan totaled $94,250 in 2007.

Our by-laws require that no contract or other transaction shall be made or entered into between us and (i) any of our directors or executive officers, (ii) any person known to be a beneficial owner of more than 5% of any class of our voting securities (a “5% owner”), or (iii) any immediate family member of any director, executive officer or 5% owner unless (y) the contract or transaction is on terms no less favorable to us than may reasonably be available to us from an unaffiliated third party, and (z) if material in amount, is approved by vote of a majority of our disinterested directors.

We have and will continue to reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with the performance of their duties on our behalf.

Compensation Discussion and Analysis

Overview of Compensation Program

Our Board of Directors has overall responsibility for establishing compensation for our directors and executive officers. Our Board of Directors has delegated to the Compensation Committee of the Board the responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy with respect to our executive officers. The Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table provided below, are referred to as our named executive officers. With the exception of our president and chief executive officer, Larry E. Lee, and our chief financial officer, G. Les Austin, the types of compensation and benefits provided to our named executive officers are similar to those provided to other executive officers. Compensation and benefits provided to Mr. Lee are controlled by his employment agreement described below.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one designed to obtain and retain our key executives, reward longevity of employment, reward the achievement of annual, long-term and strategic goals, align the executives’ interests with those of the stockholders and ultimately improve stockholder value. The Committee evaluates both performance and compensation to ensure we maintain our ability to attract and retain superior employees in key positions and that compensation provided to our key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided to our executives, including our named executive officers, should include both cash and stock-based compensation. In November, 2007, the Committee specifically reviewed its philosophy concerning the grant of cash compensation and equity-based awards under our 2006 plan, as follows:

•	our most important asset is a highly educated, well-trained, experienced and dedicated management, professional and support staff;

•

in the current environment in the oil and natural gas exploration and production industry, with product prices high and drilling and acquisition activity at a maximum effort pace, attracting and retaining top quality management, professional and support staff is more competitive than ever;

•	in order to build and preserve this most important asset, we must offer attractive compensation and equity-based incentives to our key management, professional and support staff;

•	equity-based awards create an identity of interest between our key employees and our stockholders; and

•

equity-based awards incentivize award recipients to give their best efforts toward maximizing the value of our oil and gas assets and controlling costs, thereby providing the circumstances most likely to result in stock price appreciation for the benefit of all equity holders.

The Committee also renewed its commitment to granting equity-based awards in the form of restricted stock rather than stock options or other types of equity-based awards available under the 2006 plan because:

•	restricted stock awards are more desirable, from the employee’s standpoint, because they are more immediate and substantive than options;

•

employees receiving stock awards are stockholders with voting rights and the right to receive current dividends, instead of just option holders with the possibility of becoming stockholders in the future, thereby creating an immediate identity of interest with the public stockholders; and

•	restricted stock awards are more attractive to us because fewer shares are required to achieve the same incentive result.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for all of our executive officers and, after consultation with our president and chief executive officer, approves equity awards to all of our employees. Decisions regarding the non-equity compensation of other employees are made by our president and chief executive officer after consultation with the Committee.

Our president and chief executive officer annually reviews the performance of each executive officer (other than himself, whose performance is reviewed by the Committee). The conclusions reached as the result of and recommendations based on these reviews, including recommendations with respect to salary adjustments and annual bonus or equity award amounts, are presented to the Committee. The Committee then exercises its discretion in determining adjustments or awards to executive officers.

Setting Executive Compensation

Our Compensation Committee engaged Villareal & Associates, Inc., an outside compensation consulting firm, to assist the Board and the Committee in crafting our total compensation program for our executive officers, excluding our president and chief executive officer. Our Compensation Committee also engaged Pearl Meyer & Partners, an outside compensation consulting firm, to assist the Board and the Committee in crafting our total compensation program for our president and chief executive officer, and to assist the Board in determining compensation for our directors.

Villareal & Associates Reports. In its reports, Villareal & Associates provided the Committee with relevant market data and alternatives to consider when making both cash compensation and equity-based compensation decisions for our executive officers, excluding our president and chief executive officer. The reports included a competitive salary analysis showing market average salaries for executive positions similar to ours. The market average data was based on a compilation of industry survey data, including the Watson Wyatt Data Services Survey, the Mercer 2006 Energy Compensation Survey and the 2007 Salary Assessor prepared by the Economic Research Institute. At the Committee’s request, Mr. Lee made salary recommendations to the Committee for each of our senior officers (excluding Mr. Lee) based on historical salary levels, competitive salary levels as reflected in the survey data, and Mr. Lee’s assessment of the job performance of each officer.

Villareal & Associates also provided a report that provided a comparative analysis of long-term incentive/equity practices derived from public filings of energy companies generally and, with respect to certain information, specific energy companies operating in our markets. The report analyzed the value of equity grants as a percentage of salary at different employee levels from field supervisor to CEO, together with the frequency of long-term grants and vesting schedules. The Committee noted that the median level of grants to managers and professional staff of the survey group was approximately 25% to 50% of annual salary, and to officers from 50% to 100% of annual salary. The Committee also noted that within the survey group of companies, the median percentage of total shares outstanding reserved for issuance in the form of equity incentive awards was approximately 12.2%, while in the smaller, more comparable group, the median was approximately 11.1%. The comparative data reviewed by the Committee also suggested that the median vesting schedule of equity-based awards is three years. The substantive rationale behind three-year vesting as opposed to four or five years was not available.

The Committee determined that grants of equity-based compensation should be designed to create a waterfall vesting in subsequent years of an increasing number of shares with the attendant incentive effect for retention of key employees. The Committee also determined that grants to our employees for the coming year should generally track the comparative data, being approximately 25% to 50% of annual salary for managers and professional staff and 50% to 100% of annual salary for our officers (excluding the president and chief executive officer). Within these general ranges, different levels of grants would be appropriate based on individual evaluation of the employees designated to receive grants. The Committee also determined that equity grants would be made effective January 1 of each year, and that the vesting schedule for all January 1 grants would be 25% per year, thereby providing full vesting over a four year period.

Notwithstanding the philosophy discussed above, a one-time special grant of equity-based incentive awards was made in 2008 to key employees acquired as a result of our merger with Ascent Energy Inc. The merger was effectively a merger of equals and the Committee deemed it in our best interests to retain those Ascent employees that are important to ensuring a seamless transition in the merger and successful operations thereafter. This was accomplished by granting significant equity-based awards, much the same as the initial awards granted to our employees as part of our merger with RAM Energy in 2006. The grant levels for the Ascent employees were up to 100% of annual salary for technical staff, 150% for managers and 200% for officers.

Pearl Meyer & Partners Report. In its reports, Pearl Meyer provided the Committee with relevant market data and alternatives to consider when making both cash compensation and equity-based compensation decisions for our president and chief executive officer, and in making recommendations to our Board of Directors for cash compensation and equity-based awards to our non-employee directors. The reports included a competitive salary analysis of general industry and energy compensation surveys showing market average salaries for chief executive officers and directors in companies similar to ours. Utilizing in part this report, the Committee approved the increase in Mr. Lee’s base salary, the granting of a cash bonus to Mr. Lee for services provided in 2007 and made recommendations to our Board of Directors regarding director compensation, which recommendations subsequently were approved.

2007 Executive Compensation Components

The Committee designs cash and stock-based incentive compensation awards to accomplish the following goals:

•	maintain competitive levels of compensation in order to retain key employees due to the continuing competitive environment in the energy industry;

•	reward key employees for job performance over the past year;

•	recognize longevity as an important aspect of the officer ranks, which results in more predictable leadership and more efficient and productive employees throughout our organization;

•	provide incentive to continue the provision of high-level job performance; and

•

in all matters involving compensation of our officers and employees, to be fair to the officers and employees on the one hand, and to our stockholders on the other hand, by setting compensation in a manner that aligns the interests of the parties with the ultimate goal of enhancing our long-term performance.

For the fiscal year ended December 31, 2007, the principal components of compensation for our named executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

When selecting the components and amounts of compensation for 2007, the Compensation Committee specifically intended to reward key employees for excellent job performance and long work hours over the past year, during which we completed a public offering of our common stock, consummated a merger that doubled our size (including the issuance of almost $100.0 million of new equity) and closed a new, significant senior secured credit facility. The Committee also intended to provide incentives going forward into a year in which we will more than double our capital budget and our employee base, while striving to absorb and maximize the benefits of both our legacy properties and the new unproved properties acquired in the Ascent merger.

Base Salary. We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for our named executive officers are determined for each executive based on his or her position and responsibility by using market data and by performance evaluations. Base salary ranges are designed so that salary opportunities for a given position generally will be within the upper 25% quartile of the market salary surveyed.

During its review of base salaries for executives, the Committee primarily considers:

•	individual performance of the executive;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	market data provided by our outside consultant.

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of named executive officers are based on the Committee’s assessment of the individual’s performance.

Performance-Based and Incentive Compensation

Performance-based and incentive compensation may be paid in the form of cash bonuses, grants of restricted stock, share units, stock options, stock appreciation rights, performance units and performance bonuses, or some combination of these awards. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. Stock-based awards will generally vest between one and five years after the date of the grant. An exception was our July 2, 2007 restricted stock award made to Mr. Longmire described below. Ownership of restricted stock granted under our 2006 plan by our named executive officers is set forth under the heading “Security Ownership of Certain Beneficial Owners and Management.”

All stock-based awards under our 2006 plan are made at or above the market price of our common stock at the time of the award. The grant date of any stock option or restricted stock award is determined in accordance with FAS 123(R).

A total of 220,000 restricted stock awards were granted to named executive officers in 2007. Of this amount, 20,000 were granted to Mr. Longmire in July 2007 in consideration of his agreement to extend his employment with us as our chief financial officer through the filing of our annual report with the SEC. The market value of our common stock on the date of grant was $5.32 per share. This award vested in full on March 12, 2008. Messrs. Rampey and Smiley were each granted 100,000 restricted stock awards in March 2007, to recognize their importance to our continued growth and success, as well as to compensate them for their exclusion from our broad-based annual award grants in November 2006. The exclusion resulted from Messrs. Rampey and Smiley having already received the maximum annual grants permitted under our 2006 plan on May 8, 2006. The May 2006 award was approved by our Board of Directors to reward these named executive officers for their long-standing service to RAM Energy, as well as to provide these executives the ability to participate in the increase in value of RAM Energy over the several years preceding our acquisition of RAM Energy. The March 2007 awards vest in equal increments annually over a five-year period and the market value of our common stock on the date of grant was $5.06 per share.

In November 2007, after considering the information provided by Villareal & Associates and reviewing Mr. Lee’s recommendations, the Committee approved the grant of restricted stock awards to our employees for 846,000 shares of our common stock, with such awards to be effective January 1, 2008. These grants included 516,000 shares granted to persons employed by us prior to our acquisition of Ascent and 335,000 shares granted to former Ascent employees. The grants included awards of 315,000 shares to officers, 202,000 shares to managers and 329,000 shares to other professionals. The awards are subject to a four-year vesting schedule. The market price of our common stock on January 2, 2008, the first trading day following the grant date, was $5.05 per share.

On January 6, 2008, our Compensation Committee approved cash bonuses for our executive officers, excluding our president and chief executive officer, for performance during 2007. Mr. Rampey received a cash bonus of $165,000; Messrs. Longmire and Smiley each received cash bonuses of $150,000, and Mr. Cox received a cash bonus of $75,000. On February 14, 2008, our Compensation Committee approved a cash bonus for our president and chief executive officer of $600,000 for performance during 2007. The reasons for granting this cash bonus are discussed below under the heading “— Executive Employment Agreements and Arrangements.”

During 2007, the Committee did not use specific financial or operational targets to determine awards of incentive compensation. The nature of the oil and natural gas industry makes targets difficult, because many of the components of financial and operational targets tend to be outside of management’s control. These components include commodity prices, availability of drilling and service equipment, and drilling and completion schedules under the control of third parties, among others.

Retirement and Other Benefits

Our 401(k) Profit Sharing Plan is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. In 2006, we elected to match 100% of each employee’s contribution to the plan. For 2007, our Board of Directors determined that we would match 100% of employee contributions up to 6% of the employee’s salary. All contributions to the plan as well as any matching contributions are fully vested upon contribution.

Perquisites and Other Personal Benefits

We provide our executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to our named executive officers are set forth in footnotes 7 and 8 of the Summary Compensation Table below. Attributed costs of the personal benefits for the named executive officers for the fiscal year ended December 31, 2007, are included in column (i) of the Summary Compensation Table below.

Executive Employment Agreements and Arrangements

Larry E. Lee. In connection with the consummation of our merger with RAM Energy in May 2006, we entered into an employment agreement with Larry E. Lee, under the terms of which Mr. Lee serves as our president and chief executive officer. The initial term of the employment agreement was three years. The employment agreement provided that Mr. Lee would receive an annual base salary of not less than $450,000. In addition, we pay the annual premium on a term life insurance policy owned by Mr. Lee, the costs of his annual physical examinations, and certain country club dues and expenses. Mr. Lee also may be awarded a bonus for any fiscal year during the employment term, either pursuant to an incentive compensation plan maintained by us or as otherwise may be determined by our Compensation Committee.

The employment agreement provides for certain payments in the event of Mr. Lee’s termination. The termination payments are discussed below under the heading “Potential Payments upon Termination or Change of Control.”

The employment agreement contains certain restrictive covenants that prohibit Mr. Lee from disclosing information that is confidential to us and our subsidiaries and generally prohibits him, during the employment term and for one year thereafter, from soliciting or hiring our employees and those of our subsidiaries. The employment agreement does not contain any restrictive covenants that otherwise limit Mr. Lee’s ability to compete with us and our subsidiaries following his employment.

On February 14, 2008, the Compensation Committee met to discuss and determine the amount, if any, of the bonus to be paid to Mr. Lee for job performance during 2007, and to determine if an adjustment to Mr. Lee’s base salary would be appropriate for 2008. Consideration was given to the Pearl Meyer & Partners report. The Committee noted that while compensation paid to chief executive officers of peer group companies should not be the determinative factor in fixing Mr. Lee’s compensation, information concerning peer group compensation is useful for purposes of determining industry norms. Additional factors considered by the Committee concerning Mr. Lee’s job performance during 2007 included the following:

•

Mr. Lee acted as both our chief executive officer and chief operating officer, thereby filling two key executive positions. There are 11 peer companies listed in the Pearl Meyer survey, eight of which have both chief executive officers and chief operating officers (which are also highly compensated officers). In two of the three companies that have only a chief executive officer and no chief operating officer, the total cash compensation paid to the chief executive officer was $1.2 million and $1.3 million. Those officers also received long-term incentive equity grants.

•	Mr. Lee was solely responsible for designing and implementing our strategic hedging strategy.

•

Mr. Lee was the principal contact between us and the investment community, making presentations at six industry and investor conferences around the country. Mr. Lee is the face of RAM and is clearly considered the driving force behind our success and prospects.

•	Mr. Lee was instrumental in effecting all of the following during 2007:

•	Sale in an underwritten public offering of 7.5 million shares of our common stock, resulting in gross proceeds of $28.0 million and a significant increase in our public float;

•	Identifying and consummating an $18.5 million acquisition of producing oil and gas properties in our core area, adding over 280 Bopd to current production;

•

Identifying, negotiating and consummating the $303.8 million acquisition of Ascent Energy Inc., including the issuance of 18.8 million shares of our common stock, all without payment of investment banking fees or commissions (resulting in a potential savings in excess of $9.0 million in fees and commissions);

•

Adding, as a result of the Ascent acquisition, 18.6 MMBoe of proved reserves (at approximately $2.56 per Mcfe) and 3,000 Bopd of current production, thereby nearly doubling our size; and adding 83,000 acres of undeveloped leasehold in both conventional and unconventional development plays, thereby ensuring a significant inventory of drillable locations for several years;

•

Negotiating and consummating a new, expanded $500.0 million credit facility with a substantially new syndicate of lenders, including a $200.0 million term loan and a $250.0 million revolver with an initial borrowing base of $175.0 million;

•	Increasing our non-acquisition capital expenditure budget from $36.3 million in 2007 to $80.0 million in 2008; and

•	Increasing our employee base by more than 80 employees, including executive, managerial, professional, technical, administrative and field employees.

The Committee noted that the market price of our common stock declined slightly during 2007, although there was a period during the middle of the year when the price had appreciated considerably. The Committee determined, consistent with published articles by experts in the field of executive compensation, that an increase or decrease in stock price over a short period, such as one year, should not be the determinative factor in fixing executive compensation, for the reason that stock price does not necessarily reflect the increase or decrease in the intrinsic value of a company over a short period. The Committee determined that our intrinsic value increased considerably in 2007, primarily as a result of the transactions engineered by Mr. Lee, which increase is likely to be reflected in the stock price at some point in the future. Accordingly, stock price alone was not determinative of the granting of, or the amount of, a bonus or an increase in base salary for Mr. Lee’s job performance during 2007.

The Committee recognized that Mr. Lee owns in excess of 12.6 million shares of our common stock, or more than 21% of the outstanding shares. The Committee concurred with the conclusion in the Pearl Meyer report that under such circumstances, long term equity grants would offer little incentive to Mr. Lee. Accordingly, the Committee determined that Mr. Lee’s bonus for 2007 should be paid entirely in cash in the amount of $600,000. The bonus, when combined with his base salary, would result in Mr. Lee’s total direct compensation for 2007 being below the 50th percentile of peer group companies in the Pearl Meyer report. The Committee then approved the amendment of Mr. Lee’s employment agreement to increase the base salary under his employment agreement from $450,000 to $500,000 for 2008 and thereafter, and to extend the term of the agreement to May 8, 2010.

G. Les Austin. Effective April 1, 2008, G. Les Austin became our senior vice president, chief financial officer, treasurer and secretary. Pursuant to a compensation arrangement, we will pay Mr. Austin a base salary in 2008 of $250,000 per annum and Mr. Austin will be considered for a bonus in 2008 of not less than $125,000. Effective April 1, 2008, we granted Mr. Austin a restricted stock award of 100,000 shares of our common stock, which shall vest over four annual periods commencing on January 1, 2009. We will also provide Mr. Austin (i) a term life insurance policy providing a death benefit of $700,000 during the term of his employment, (ii) substantially the same perquisites provided to our other senior vice presidents, and (iii) certain protections against our change of control. These protections are described below under the heading “Potential Payments upon Termination or Change of Control.”

Tax and Accounting Implications

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 paid to certain individuals in any taxable year. We believe compensation paid by us is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers. For fiscal 2007, all amounts paid to our named executive officers were deductible.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe we are operating in good faith compliance with the statutory provisions that were effective January 1, 2005.

Beginning on January 1, 2006, we began accounting for stock-based payments including grants and awards under our 2006 Long-Term Incentive Plan in accordance with the requirements of FAS 123(R).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

John M. Reardon, Chairman
Sean P. Lane
Gerald R. Marshall

April 8, 2008

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal year ended December 31, 2007. Substantially all of the compensation paid to our president and chief executive officer, Larry E. Lee, results from the terms of his employment agreement. We have not entered into any employment agreements with any of the other named executive officers.

Based on the fair value of equity awards granted to named executive officers in 2007 and the base salary of the named executive officers, “Salary” accounted for approximately 51% of the total compensation of the named executive officers while incentive compensation accounted for approximately 49% of the total compensation of the named executive officers. The table below reflects compensation paid to each named executive officer while executive officers of RAM Energy, Inc. prior to our acquisition of it on May 8, 2006, as well as amounts paid by us after the acquisition date.

(a)	(b)	(c)	(d)		(e)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock awards ($)(6)	All other compensation ($)(7)		Total ($)
Larry E. Lee	2007	$450,000	$600,000	(1)	$—	$88,784	(8)	$1,138,784
President and Principal Executive Officer	2006	450,000	350,000	(1)	$—	227,345	(9)	1,027,345
John M. Longmire	2007	222,500	150,000	(2)(3)	76,358	27,468		476,326
Senior Vice President and Principal Financial Officer	2006	190,000	100,000	(4)(5)	672,000	34,003		996,003
Larry G. Rampey	2007	262,500	165,000	(2)(3)	67,301	27,512		522,313
Senior Vice President	2006	212,500	100,000	(4)(5)	672,000	36,977		1,021,497
Drake N. Smiley	2007	237,500	150,000	(2)(3)	67,301	26,012		480,813
Senior Vice President	2006	195,000	100,000	(4)(5)	672,000	39,265		1,066,265
John L. Cox	2007	190,000	75,000	(2)	69,962	29,351		364,313
Vice President, Secretary and Treasurer	2006	156,250	75,000	(4)	9,775	34,869		275,894

(1)	A bonus of $600,000 was earned in 2007 and paid to Mr. Lee in 2008, and $200,000 of Mr. Lee’s 2006 bonus was paid to Mr. Lee in 2007.
(2)	These amounts represent bonuses earned in 2007 and paid in 2008.
(3)	While not earned in 2007, each of Messrs. Longmire, Rampey and Smiley received a bonus of $25,000 in 2007 as the final payment of the bonuses awarded in 2005. The deferred bonus payments are not reflected on the bonus amounts in column (d).
(4)	These amounts represent bonuses earned in 2006 and paid in 2007.
(5)	While not earned in 2006, deferred bonuses of $50,000 were paid in 2006 to each of Messrs. Longmire, Rampey and Smiley as a result of Deferred Bonus Compensation Plan awards granted by RAM Energy in 2004 and 2005. The deferred bonus payments are not reflected in the bonus amounts in column (d).
(6)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123(R) of restricted stock awards pursuant to our 2006 plan.
(7)	The amounts shown in column (i) reflect for each named executive officer the value attributable to personal use of Company-provided automobiles (each as calculated in accordance with Internal Revenue Service guidelines) included as compensation on the IRS Form W-2 of the named executive officers who receive such benefits. Income taxes on such amounts are also reimbursed by us and included on each officer’s W-2. The value attributable to these amounts were as follows for 2007 and 2006, respectively: Mr. Lee — $33,137 and $59,595; Mr. Longmire — $14,118 and $14,003; Mr. Rampey — $11,762 and $16,977; Mr. Smiley — $11,762 and $19,265; and Mr. Cox — $7,951 and $14,869. These amounts also include a 401(k) match for each named executive officer in each of 2007 and 2006. The 401(k) match for each named executive officer in 2007 were as follows: Mr. Lee — $20,500; Mr. Longmire — $13,350; Mr. Rampey — $15,750; Mr. Smiley — $14,250; and Mr. Cox — $11,400. In 2006, the 401(k) match for each named executive officer was $20,000.

(8)	For our president and chief executive officer, in accordance with his employment agreement, the amount includes both the amounts discussed in footnote 7, as well as an annual premium of $19,850 for a $5.0 million life insurance policy, country club dues of $8,334 and other perquisites of $6,963.
(9)	For our president and chief executive officer, includes the following:

•

While the president and chief executive officer of RAM Energy, Inc. prior to its acquisition by us on May 8, 2006, perquisites totaling $152,486. This amount is comprised of use of company car and tax thereon (described in footnote 7), meals and entertainment, travel and lodging, costs related to personal residences, social and country club dues, boat storage costs, medical expenses, and other immaterial perquisites.

•

Following our acquisition on May 8, 2006, and under the terms of Mr. Lee’s employment agreement, use of company car and tax thereon (described in footnote 7), an annual premium for a $5.0 million life insurance policy, country club dues, and costs related to an annual physical examination. Other perquisites include spousal travel, other club dues, meals and entertainment, and other immaterial perquisites. Perquisites paid after May 8, 2006 through December 31, 2006 totaled $54,859.

The total amount paid for meals and entertainment in 2006 was $34,954, of which $34,110 was incurred by RAM Energy, Inc. prior to our acquisition of RAM Energy, Inc., and $844 was incurred after the date of acquisition. Total amount paid in 2006 for travel and lodging was $31,579, of which $25,332 was incurred by RAM Energy, Inc. prior to our acquisition of RAM Energy, Inc., and $6,247 was incurred after the date of acquisition.

Grants of Plan-Based Awards In 2007

(a)	(b)	(i)		(j)
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)		All Other Option Awards: Number of Securities Underlying Options (#)
Larry E. Lee	—	—		—
Larry G. Rampey	March 12, 2007	100,000	(2)	—
John M. Longmire	July 2, 2007	20,000	(3)	—
Drake N. Smiley	March 12, 2007	100,000	(2)	—
John L. Cox	—	—		—

(1)	The amounts shown in column (i) reflect the number of shares of restricted stock granted to each named executive officer pursuant to our 2006 plan.
(2)	These restricted stock grants vest in equal increments annually over a five-year period from the date of grant. The market price of the shares of our common stock on the date of grant was $4.18 per share.
(3)	This restricted stock grant vested in full on March 12, 2008. The market price of the shares of our common stock on the date of grant was $5.32 per share.

Outstanding Equity Awards at Fiscal Year-end

	Stock Awards
(a)	(g)	(h)	(i)	(j)
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Larry E. Lee			—	—
Larry G. Rampey			100,000	$418,000
John M. Longmire			20,000	106,400
Drake N. Smiley			100,000	418,000
John L. Cox			55,336	292,174

Option Exercises and Stock Vested

Stock Awards
(a)	(d)	(e)
Name	Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry E. Lee	—	$—
Larry G. Rampey	—	$—
John M. Longmire	—	$—
Drake N. Smiley	—	$—
John L. Cox	9,310	$49,158

Potential Payments Upon Termination or Change of Control

With the exception of certain provisions in Larry E. Lee’s employment agreement, we are not obligated to any of the named executive officers in the event of termination of such executive’s employment or upon a change of control. While not a named executive officer in 2007, our compensation arrangement with our new chief financial officer, G. Les Austin, may subject us to certain obligations upon a change of control.

Mr. Lee’s Employment Agreement. The amount of compensation payable to Larry E. Lee, as set forth in his employment agreement, upon voluntary termination, termination for cause, termination for good reason and termination in the event of disability or death is shown below. The amounts shown assume that such termination is effective as of June 30, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to Larry E. Lee upon his termination. The actual amounts to be paid out can only be determined at the time of his separation from us.

The term “disability” means disability (either physical or mental) which (i) materially and adversely affects Mr. Lee’s ability to perform his duties required of his office, and (ii) at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by us or our insurers and acceptable to Mr. Lee or his legal representative. The term “cause” means termination for one of the following reasons:

•	the conviction of Mr. Lee of a felony by a federal or state court of competent jurisdiction;

•	an act or acts of dishonesty taken by Mr. Lee and intended to result in substantial personal enrichment of Mr. Lee at our expense; or

•	Mr. Lee’s failure to follow a direct, reasonable and lawful written order from the Board of Directors, within the reasonable scope of his duties, which failure is not cured within 30 days.

The term “good reason” means:

•

the assignment to Mr. Lee of any duties inconsistent in any respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement;

•

any other action taken by us which results in a diminution in Mr. Lee’s position, compensation, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which we remedy within ten (10) days after receipt of notice thereof given by Mr. Lee;

•

any failure by us to otherwise perform our obligations under the employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which we remedy within ten (10) days after receipt of notice thereof given by Mr. Lee;

•

our requiring Mr. Lee to be based at any office or location other than that described in the employment agreement, except for periodic travel reasonably required in the performance of his responsibilities;

•	any purported termination by us of Mr. Lee’s employment otherwise than as expressly permitted by the employment agreement; or

•	any failure by us to cause any successor entity to assume our obligations to Mr. Lee under the employment agreement.

Payments Made Upon Termination Other Than for Cause, Death or Disability, or by Mr. Lee for Good Reason

In the event Mr. Lee is terminated for reasons other than cause, death or disability, or Mr. Lee resigns for good reason:

•	we will be obligated to pay to Mr. Lee in a lump sum payment the following amounts:

•	his annual base salary through the date of termination to the extent not already paid;

•	the highest bonus paid to Mr. Lee during his employment term for a full fiscal year, pro rated for that portion of the year of termination in which Mr. Lee is employed by us;

•	an amount equal to 200% of Mr. Lee’s base salary in effect on the date of termination;

•	any deferred compensation and accrued vacation pay;

•

if Mr. Lee qualifies for accelerated vesting of stock options, restricted stock awards or other employee benefits, but the acceleration would adversely affect the tax status of the plan or other participants in the plan, an amount equal to the benefit he would receive had accelerated vesting occurred; and

•

a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against Mr. Lee pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, based upon the payments discussed above, the vesting of any stock or option rights under any benefit plan and the payment of the “gross-up” amount;

•	all of Mr. Lee’s stock options and restricted stock awards will vest (to date, Mr. Lee has not received a grant of stock options or restricted stock awards); and

•

Mr. Lee and his family, if applicable, may continue to participate in any welfare benefit plan offered by us through the term of the employment agreement to the same extent as if Mr. Lee continued to be employed by us through the full term of the employment agreement.

Payments Made Upon Termination for Cause or by Mr. Lee for other than Good Reason

In the event Mr. Lee is terminated for cause, or Mr. Lee resigns for other than good reason, we have no further obligations to Mr. Lee other than a lump sum payment of the following amounts:

•	his annual base salary through the date of termination to the extent not already paid;

•	any deferred compensation; and

•

a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against Mr. Lee pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, based upon the payments discussed above and the payment of the “gross-up” amount.

Payments Made Upon Death or Disability

In the event of Mr. Lee’s death or disability:

•	we will be obligated to pay to Mr. Lee in a lump sum payment the following amounts:

•	his annual base salary through the date of termination to the extent not already paid;

•	the bonus paid to Mr. Lee for the last full fiscal year, pro rated for that portion of the year of termination during which year Mr. Lee is employed by us;

•	an amount equal to Mr. Lee’s base salary in effect on the date of termination for the lesser of twelve (12) months or the remaining term of the employment agreement;

•	any deferred compensation and accrued vacation pay;

•

if Mr. Lee qualifies for accelerated vesting of stock options, restricted stock awards or other employee benefits, but the acceleration would adversely affect the tax status of the plan or other participants in the plan, an amount equal to the benefit he would receive had accelerated vesting occurred; and

•

a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against Mr. Lee pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, based upon the payments discussed above, the vesting of any stock or option rights under any benefit plan and the payment of the “gross-up” amount; and

•	all of Mr. Lee’s stock options and restricted stock awards will vest (to date, Mr. Lee has not received a grant of stock options or restricted stock awards).

The following table shows the potential payments upon termination of Mr. Lee’s employment with us as set forth in his employment agreement.

Executive Benefits and Payments Upon Separation	Voluntary Termination Without Good Reason	Voluntary Termination With Good Reason	Involuntary Not For Cause Termination	For Cause Termination	Disability	Death
Compensation:
Base Salary(1)	$—	$1,000,000	$1,000,000	$—	$500,000	$500,000
Bonus	—	300,000	300,000	—	300,000	300,000
Benefits & Perquisites:
Stock Awards	—	—	—	—	—	—
Deferred Compensation(1)	—	—	—	—	—	—
Health and Welfare Benefits(2)	—	22,792	22,792	—	—	—
Excise Tax and Gross-Up	—	—	—	—	—	—
Accrued Vacation Pay(1)	—	—	—	—	—	—

Total	$—	$1,322,792	$1,322,792	$—	$800,000	$800,000

(1)	Assumes termination as of June 30, 2008 and all salary due and payable, and all matching contributions pursuant to our 401(k) plan, deferred compensation and accrued vacation pay to that date have been paid.
(2)	Average monthly cost is $1,036, with approximately 22 months remaining under the term of the employment agreement.

Mr. Austin’s Compensation Arrangement

If, during the first three years of Mr. Austin’s employment with us, a change of control occurs, and upon such change of control or within six months thereafter, either (i) his employment with us is terminated without cause, or (ii) he is removed from the position of being our chief financial officer (and as a result of which Mr. Austin terminates his employment with us), collectively known as a “termination event,” then we must pay to Mr. Austin as a severance benefit an amount equal to the sum of:

•	his then current base salary; plus

•	a “bonus payment” equal to the average of his three then most recent annual cash bonuses.

In the event a termination event occurs before Mr. Austin has received his first annual cash bonus, the “bonus payment” will be deemed to be $125,000. If, on or before December 31, 2008, Mr. Austin either suffers a termination event or his employment is terminated other than for cause, we will pay to Mr. Austin an additional cash severance payment in the amount of $200,000.

The term “change of control” means any change in the composition of our Board of Directors such that the incumbent directors comprise less than one-half of the membership of the Board. The term “incumbent directors” means those persons currently serving as our directors, any person selected by the current directors to replace a director who dies, resigns or is removed as a director (and any such person shall thereafter be deemed to be a current director), or any person nominated by the current directors, or whose nomination is supported by the current directors, and who thereafter is elected by the stockholders as a director (and any such person shall thereafter be deemed to be a current director). The term “cause” means (i) conviction of a felony, (ii) an act or acts of dishonesty intended to result in personal enrichment at our expense, or (iii) failure to follow a reasonable and lawful order from our chief executive officer or our Board of Directors, within the reasonable scope of Mr. Austin’s duties and responsibilities, which failure is not cured within ten days after notice.

The following table shows the potential payments upon termination of Mr. Austin’s employment with us as provided in his compensation arrangement:

Executive Benefits and Payments Upon Separation	Termination Event	Involuntary Not For Cause Termination
Base Salary(1)	$250,000	$250,000
Bonus	125,000	125,000
Additional Cash Payment	200,000	200,000

Total	$575,000	$575,000

(1)	Assumes termination as of June 30, 2008 and all salary due and payable, and all matching contributions pursuant to our 401(k) plan, deferred compensation and accrued vacation pay to that date, if any, have been paid.

Director Compensation

Our Board of Directors determines all cash and non-cash compensation paid to our directors. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. The Compensation Committee reviewed the Director Compensation Review prepared by Pearl Meyer & Associates that reflected that our independent directors are paid significantly less than directors of peer group companies, both in total cash compensation and in equity grants. The Compensation Committee noted that because each of our independent directors is a committee chair, and each member serves on each Board committee, the independent members of our Board of Directors have considerably more responsibility that the average director on a much larger board. The Committee also noted that because we have such a small Board in comparison with the peer group, our overall Board compensation burden is substantially less than the peer group. After consideration of these and other factors, effective for 2008 and future years, we intend to pay our independent directors as follows:

•	Cash compensation of the following:

•	an annual base retainer of $35,000;

•	a meeting fee of $1,000 per meeting for all in person and telephonic meetings of each Board and Committee meeting attended, subject to a $15,000 per year cap on meeting fees;

•	an additional annual retainer of $15,000 for the Chairman of the Audit Committee;

•	an additional annual retainer of $7,500 for the Chairman of the Compensation Committee; and

•	an additional annual retainer of $7,500 for the Chairman of the Nominating and Corporate Governance Committee; and

•	Annual long-term incentive grants in the form of restricted stock or other equity-based awards, to be determined at a future date.

For 2007 and prior years, we intended to pay our independent directors an annual fee of $75,000, of which at least $40,000 was payable in the form of restricted stock awards under our 2006 plan. The objective of such policy is and was to increase each director’s beneficial ownership in us and more closely align the director’s interests in our long-term growth and profitability with that of our stockholders. As reflected below, amounts in excess of the $75,000 annual fee were paid in 2007 due to the increased efforts expended by the independent directors in connection with our acquisition of Ascent Energy Inc. and our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We also reimburse all of our directors for travel and other expenses. In 2007, committee chairs did not receive any additional compensation for their services. Our sole employee director is not compensated for his services as a director on our Board of Directors.

On June 12, 2007, we granted restricted stock awards of 10,000 shares to each of Messrs. Lane, Marshall and Reardon. The market price of the shares of our common stock on the date of grant was $5.13 per share. All of the shares granted vest on June 12, 2008.

The table below summarizes the compensation paid by us to independent directors for the fiscal year ended December 31, 2007.

(a)	(b)	(c)	(f)	(g)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total
Sean P. Lane	$35,000	$51,300	$0	$86,300
Gerald R. Marshall	$35,000	$51,300	$0	$86,300
John M. Reardon	$35,000	$51,300	$0	$86,300

(1)	The amounts reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R).
(2)	The value of perquisites did not exceed $10,000.

2006 Long-Term Incentive Plan.

Our 2006 Long-Term Incentive Plan became effective in May 2006. The 2006 plan is discussed below.

PROPOSAL II

APPROVAL OF AMENDMENTS TO THE

RAM ENERGY RESOURCES, INC. 2006 LONG-TERM INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve several amendments to our 2006 Long-Term Incentive Plan, which we refer to as our 2006 plan. Our 2006 plan was originally approved by our stockholders on May 8, 2006.

Increase in Shares Available under the 2006 Plan.

Our 2006 plan currently provides that a maximum of 2,400,000 shares of our common stock may be issued in conjunction with awards granted under our 2006 plan. At April 8, 2008, 181,933 shares of our common stock remained available for awards to be granted under our 2006 plan. Our Board of Directors considers our 2006 plan to be an important attraction, retention and motivational tool for eligible employees and believes that the number of shares currently available under our 2006 plan is insufficient to continue our 2006 plan in future periods. Therefore, our Board of Directors approved an amendment to our 2006 plan to increase the total number of shares of our common stock authorized to be issued in conjunction with awards made under our 2006 plan by an additional 3,600,000 shares (for a new share limit of 6,000,000 shares), including an increase in the number of shares that may be issued pursuant to incentive stock options from 1,200,000 shares to 2,400,000 shares. These amendments to our 2006 plan will not be effective without approval by our stockholders. We cannot determine the benefits to be received by our directors or officers as a result of the amendments to the 2006 plan, or the benefits that would have been received by our directors and officers in prior years had the amendments to the 2006 plan been in effect in those years.

Other Proposed Amendments to our 2006 Plan.

Our Board of Directors has approved certain other amendments to our 2006 plan, each of which will not be effective without approval by our stockholders. These amendments are as follows:

•	delete Section 3.1(f) of the 2006 plan. This section originally permitted the deferral of any performance bonus permitted to be paid under the 2006 plan;

•

amend Section 4.1(d) of the 2006 plan to provide that shares forfeited under the 2006 plan will again be eligible for issuance under the plan as though the forfeited shares had never been issued. The amendment to Section 4.1(d) also states that any awards settled in cash should not be counted against the shares authorized for issuance under the 2006 plan;

•

amend Sections 4.1(j) and 4.1(k) of the 2006 plan to increase the number of shares that may be issued to our directors in any year, either as options to purchase our common stock or as restricted stock awards, from 10,000 shares to 20,000 shares;

•	amend Section 7.2 of the 2006 plan to provide that stock appreciation rights awards may be paid either in cash or by the issuance of shares of our common stock, at our discretion; and

•

amend Section 9.2 of the 2006 plan to specify that any participant in the 2006 plan may be entitled to a performance bonus only upon obtaining or exceeding the applicable performance targets established by the Board of Directors. Payment of a performance bonus will be made within sixty (60) days of the Board’s certification that the performance targets have been achieved, and may be made in cash or shares of common stock.

Summary of Principal Terms of the 2006 Plan, as Amended

The following is a summary of the principal terms of our 2006 plan presuming approval of the amendments. The full text of the amendments to our 2006 plan is set forth on Exhibit A to this proxy statement. A copy of our original 2006 plan document was filed with the SEC as Exhibit C to our proxy statement on April 18, 2006, and it and the proposed amendments may be obtained without charge by written request to:

Robert E. Phaneuf

Vice President—Corporate Development

RAM Energy Resources, Inc.

5100 East Skelly Drive, Suite 650

Tulsa, OK 74135

(918) 632-0680

The purposes of our 2006 plan are to promote our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us.

Under our 2006 plan, we may grant restricted stock, stock options, stock appreciation rights or other awards to any of our directors, officers or full-time employees or those of our subsidiaries, and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in our 2006 plan.

Administration

The Compensation Committee of our Board of Directors administers our 2006 plan. The members of our Compensation Committee serve at the pleasure of our Board of Directors. With respect to stock options or restricted stock awards to be made to any of our directors, the Compensation Committee will make recommendations to our Board of Directors as to:

•	which of such persons should be granted options or restricted stock;

•	the terms of proposed grants or awards of options or restricted stock to those selected by our Board of Directors to participate;

•	the exercise price for options; and

•	any limitations, restrictions and conditions upon any option grants or restricted stock awards.

Any award of restricted stock or grant of options to any of our directors under our 2006 plan must be approved by our Board of Directors.

In connection with the administration of our 2006 plan, the Compensation Committee, with respect to options and restricted stock and other awards to be made to any officer, employee or consultant who is not one of our directors, will:

•	determine which employees and other persons will be granted options or restricted stock under our 2006 plan;

•	grant the options or restricted stock awards to those selected to participate;

•	determine the exercise price for options; and

•	prescribe any limitations, restrictions and conditions upon any option grants or restricted stock awards.

In addition, our Compensation Committee will:

•	interpret our 2006 plan; and

•	make all other determinations and take all other actions that may be necessary or advisable to implement and administer our 2006 plan.

Types of Awards

Our 2006 plan permits the Compensation Committee to make several types of awards and grants, the principal types of which are awards of shares of restricted stock, the grant of options to purchase shares of our common stock, and awards of stock appreciation rights, or SARs.

Restricted Stock. Restricted shares of our common stock may be granted under our 2006 plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as our Board of Directors or the Compensation Committee may determine to be appropriate at the time of making the award. In addition, our Board of Directors or the Compensation Committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the employee, be delivered to and held by us until such restrictions lapse. Our Board of Directors or the Compensation Committee, in its discretion, may provide for a modification or acceleration of shares of restricted stock in the event of a change in control, death or permanent disability of the employee, or for such other reasons as our Board of Directors or the Compensation Committee may deem appropriate in the event of the termination of employment of the covered employee.

Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our 2006 plan will be determined by our Board of Directors or the Compensation Committee at the time of the grant. Either our Board of Directors or the Compensation Committee will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, either our Board of Directors or the Compensation Committee may, in its discretion, impose limitations on the exercise of all or some options granted under our 2006 plan, such as specifying minimum periods of time after grant during which options may not be exercised. Our 2006 plan also contains provisions for our Board of Directors or Compensation Committee to provide for acceleration of the right of an individual employee to exercise his or her stock option or restricted stock award in the event we experience a change of control. No cash consideration is payable to us in exchange for the grant of options.

Our 2006 plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, or the Non-Qualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 82 and 421 of the Code.

Incentive Stock Options. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of our outstanding stock of all classes representing more than 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price may not be less than 110% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000. The maximum number of shares of our common stock underlying Incentive Stock Options granted under our 2006 plan may not exceed 2,400,000.

Non-Qualified Options. Non-Qualified Options are stock options which do not qualify as Incentive Stock Options. Non-Qualified Options may be granted to our consultants and independent contractors, as well as to our employees. The exercise price for Non-Qualified Options will be determined by the Compensation Committee at the time the Non-Qualified Options are granted, but may not be less than 75% of the fair market value of our common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. Incentive Stock Options and Non-Qualified Options are treated differently for federal income tax purposes as described below under “— Tax Treatment.”

The exercise price of stock options may be paid in cash, in whole shares of our common stock, in a combination of cash and our common stock, or in such other form of consideration as our Board of Directors or the Compensation Committee may determine, equal in value to the exercise price. However, only shares of our common stock which the optionee has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options.

Stock Appreciation Rights. Awards of stock appreciation rights, which we refer to as SARs, entitle the recipient to receive a payment from us equal to the amount of any increase in the fair market value of the shares of our common stock subject to the SAR award between the date of the grant of the SAR award and the fair market value of these shares on the exercise date. Our 2006 plan provides for payment in the form of shares of our common stock or cash.

Transferability

Restricted stock awards and awards of SARs are not transferable during the restriction period. Incentive Stock Options are not transferable other than by will or by the laws of descent and distribution. Non-Qualified Stock Options are transferable on a limited basis. In no event may a stock option be exercised after the expiration of its stated term.

Termination

Rights to restricted stock, SARs and stock options which have not vested will generally terminate immediately upon the holder’s termination of employment with us or any of our subsidiaries for any reason other than retirement with our consent, disability or death. Our Board of Directors or the Compensation Committee may determine, at the time of the grant, that a holder’s stock option agreement may contain provisions permitting the optionee to exercise the stock options for a specified period after such termination, or for any period our Board of Directors or the Compensation Committee determines to be advisable after the optionee’s employment terminates by reason of retirement, disability, death, termination without cause, or following a change in control. Incentive Stock Options will, however, terminate no more than three months after termination of the holder’s employment, twelve months after termination of the holder’s employment due to disability and three years after termination of the holder’s employment due to death. Our Board of Directors or the Compensation Committee may permit a deceased holder’s stock options to be exercised by the holder’s executor or heirs during a period acceptable to our Board of Directors or the Compensation Committee following the date of the optionee’s death but such exercise must occur prior to the expiration date of the stock option.

Dilution; Substitution

Our 2006 plan provides protection against substantial dilution or enlargement of the rights granted to holders of restricted stock and options in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. New option rights may, but need not, be substituted for the stock options granted under our 2006 plan, or our obligations with respect to stock options outstanding under our 2006 plan may, but need not, be assumed by another corporation in connection with any merger, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which we are involved. In the event that our 2006 plan is assumed, the stock issuable upon the exercise of stock options previously granted under our 2006 plan will thereafter include the stock of the corporation granting such new option rights or assuming our obligations under the 2006 plan.

Amendment

Our Board of Directors may amend our 2006 plan at any time. However, without stockholder approval, our 2006 plan may not be amended in a manner that would increase the number of shares that may be issued under our 2006 plan, extend the term of our 2006 plan, or otherwise disqualify our 2006 plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. Restricted stock or stock options previously granted under our 2006 plan may not be impaired or affected by any amendment of our 2006 plan, without the consent of the affected grantees.

Accounting Treatment

Under current generally accepted accounting principles with respect to the financial accounting, when we make a grant of restricted stock, an amount equal to the fair market value of the restricted stock at the date of grant is charged to our compensation expense over the period of the restriction. The value of any stock option as of the date of grant will likewise be charged to our compensation expense over the vesting period of the option. Upon the grant of stock options to our employees under our 2006 plan, we would recognize compensation expense to the extent that the exercise price for the stock options granted is less than the fair market value of the covered stock on the date of grant. The cash we receive upon the exercise of stock options would be reflected as an increase in our capital. No additional compensation expense will be recognized at the time stock options are exercised.

Due to consideration of the accounting treatment of restricted stock awards and stock options by various regulatory bodies, it is possible that the present accounting treatment may change.

Tax Treatment

The following is a brief description of the federal income tax consequences, under existing law, with respect to restricted stock and stock options that may be granted as awards under our 2006 plan.

Restricted Stock. A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Incentive Stock Options. An optionee will not realize any taxable income upon the grant or the exercise of an Incentive Stock Option. However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of the shares of our common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

If any shares of our common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee would realize ordinary income instead of capital gain. The amount of the ordinary income realized would be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

Non-Qualified Options. An optionee will not realize any taxable income upon the grant of a Non-Qualified Option. At the time the optionee exercises the Non-Qualified Option, the amount by which the fair market value, at the time of exercise, of the shares covered by the Non-Qualified Option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as a capital gain or loss, short- or long-term depending on the length of time the stock was held by the optionee before sale.

Securities Presently Authorized for Issuance under Our 2006 Plan

The following table provides information for all equity compensation plans as of April 8, 2008, under which our equity securities were authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	1,677,131	(2)	$4.97	(3)	181,933	(4)
Equity compensation plans not approved by security holders	—		—		—
Total

(1)	Shares awarded under all above plans may be newly issued, from our treasury or acquired in the open market.
(2)	This number represents shares of restricted stock awards issued, outstanding and unvested under our 2006 plan.
(3)	This represents the weighted average market price on the date of grant of shares of unvested restricted stock issued under our 2006 plan.
(4)	This number reflects 181,933 shares available for issuance under our 2006 plan. In addition, shares related to grants that are terminated, cancelled, expire unexercised, or settled in such manner that all or some of the shares are not issued to a participant or are surrendered unvested shall immediately become available for issuance.

Our Board of Directors believes that approval of the proposed amendments to our 2006 plan will promote our interests and the interests of our stockholders and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based on the attainment of corporate objectives and increases in stockholder value.

Members of our Board of Directors are eligible to participate in our 2006 plan and, thus, have a personal interest in the approval of the amendments.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSED AMENDMENTS TO THE 2006 PLAN AS DESCRIBED ABOVE.

PROPOSAL III

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

UHY LLP was reappointed by the Audit Committee of our Board of Directors as our independent auditors for 2008. UHY is registered with the Public Company Accounting Oversight Board.

UHY representatives are expected to attend the 2008 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Stockholder ratification of the selection of UHY as our independent auditors is not required by our by-laws or otherwise. However, we are submitting the selection of UHY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain UHY. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in our best interests and the best interests of our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF UHY LLP AS INDEPENDENT AUDITORS FOR RAM ENERGY RESOURCES, INC. FOR THE YEAR 2008.

Information Relating to Our Independent Registered Public Accounting Firm

UHY LLP has served as our independent public accountants for our fiscal years ended December 31, 2005, 2006 and 2007, and will serve as our independent public accountants for 2008. Previously, our independent public accountants were BDO Seidman, LLP.

On May 8, 2006, we dismissed BDO Seidman, LLP as our independent registered public accountants in connection with the closing of the acquisition of RAM Energy. The decision was approved by our Board of Directors. The report of BDO Seidman, LLP dated February 10, 2006, on our balance sheets as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005, the period ended December 31, 2004, and the period from February 5, 2004 (inception) to December 31, 2005 did not contain an adverse opinion or disclaimer of opinion. However, such report did contain an explanatory paragraph relating to our ability to continue as a going concern.

During our fiscal years ended December 31, 2005 and 2004 and any subsequent interim period preceding the termination (through May 8, 2006), there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP would have caused BDO Seidman, LLP to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods. There were no reportable events as described in Item 304(a) of Regulation S-K.

We requested that BDO Seidman, LLP furnish us with a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of the letter furnished by BDO Seidman, LLP in response to that request, dated May 8, 2006, is filed as Exhibit 16.1 to our Form 8-K report filed with the SEC on May 8, 2006.

On May 8, 2006, we engaged UHY Mann Frankfort Stein & Lipp CPAs, LLP (“UHY Mann”) as our new independent registered public accounting firm. During the two most recent fiscal years and the interim period preceding the engagement of UHY Mann, we had not consulted with UHY Mann regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement or reportable event identified in Item 304(a) of Regulation S-K.

Effective June 1, 2006, the partners of UHY Mann joined UHY LLP, a New York limited liability partnership, which was the independent registered public accounting firm with which UHY Mann had an affiliation. UHY LLP is a legal entity that was separate from UHY Mann. UHY Mann ceased to provide audit services to us upon consummation of its transaction with UHY LLP, and, contemporaneously with the consummation of such transaction, resigned as our independent auditors. None of the reports of UHY Mann on our or our subsidiaries’ financial statements for either of the two years or subsequent interim periods preceding the engagement contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change principal accountants from UHY Mann to UHY LLP was approved by our Audit Committee. During the two most recent fiscal years and all subsequent interim periods preceding the date of engagement of UHY LLP, there were no disagreements between us or our subsidiaries and UHY Mann on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY Mann, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

We requested that UHY Mann deliver to us a letter addressed to the SEC stating whether it agrees with the statements made by us above, and if not, stating the respects in which it does not agree. A copy of the letter of UHY Mann is filed as Exhibit 16.1 to our Form 8-K report filed with the SEC on June 5, 2006.

Effective June 1, 2006, we engaged UHY LLP as our independent public accountants for our fiscal year ended December 31, 2006 and the interim periods prior to such year-end. During our two most recent fiscal years preceding the engagement or subsequent interim period, we had not consulted with UHY LLP regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement or reportable event identified in Item 304(a) of Regulation S-K.

Audit Fees

Audit fees billed to us during the fiscal years ended December 31, 2006 and December 31, 2007 for audit of our annual financial statements and the effectiveness of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and review of regulatory filings incorporating the Company’s annual or interim financial statements, totaled $497,000 for 2006 and $795,000 for 2007.

UHY LLP acts as our principal independent registered public accounting firm. Through and as of March 31, 2008, UHY LLP had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full-time, permanent employees of Advisors and through which UHY LLP’s partners provided non-audit services. UHY LLP has only a few full-time employees. Therefore, few, if any, of the audit services performed were provided by permanent, full-time employees of UHY LLP. UHY LLP manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

Audit-Related Fees

Audit-related fees billed to us during our fiscal years ended December 31, 2006 and December 31, 2007 for assurance and related services reasonably related to the audit or review of our financial statements, but not otherwise disclosed under the heading “Audit Fees” above, totaled $0 for 2006 and $110,000 for 2007. These services primarily relate to certain due diligence and related matters pertaining to acquisitions and other transactions.

Tax Fees

No tax fees were billed to us by UHY LLP during our fiscal years ended December 31, 2006 or December 31, 2007 for tax compliance, tax advice or tax planning.

All Other Fees

There were no fees billed to us during our fiscal years ended December 31, 2006 and December 31, 2007 related to other non-audit services.

The Audit Committee has determined that the provision of non-audit services by UHY LLP did not impact the independence of that firm, and was compatible with maintaining such auditor’s independence.

The Audit Committee approves in advance all audit and non-audit services to be performed for us by our independent accountants. This included the performance of the following services by UHY in 2007:

•	professional services rendered for the audit of our annual financial statements;

•	review of our quarterly financial statements;

•	audit services related to the effectiveness of our internal control over financial reporting; and

•	review of regulatory filings incorporating our annual or interim financial statements.

The Audit Committee pre-approved services which represented the following percentages of fees billed in each category in 2006 and 2007:

	2006	2007
Audit-Related Fees	100.0%	100.0%
All Other Fees	100.0%	100.0%

Audit Committee Report

The Audit Committee of the Board of Directors of RAM Energy Resources, Inc. (the “Company”) is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. The Audit Committee is comprised of three non-employee directors. The Audit Committee is governed by a written charter adopted and approved by the Company’s Board of Directors in May 2006. The Company’s Board of Directors determined that all members of the Audit Committee are “independent” under The Nasdaq Stock Market listing standards, and that Gerald R. Marshall is an audit committee financial expert, as defined by SEC rules.

The responsibilities of the Audit Committee include the engagement of a public accounting firm to serve as the Company’s independent auditors. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with the Company’s management, its internal audit personnel and its independent accountants regarding the following:

•	the plan for, and the independent accountants’ report on, each audit of the Company’s financial statements;

•

the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to its stockholders, as well as the adequacy of its internal accounting controls, and accounting, financial and auditing personnel;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in its financial statements, and recent developments in accounting rules; and

•	the establishment and maintenance of an environment at the Company that promotes ethical behavior.

The Audit Committee Charter of RAM Energy Resources, Inc. provides, among other things, that the Audit Committee must pre-approve all audit and non-audit services to be provided by the Company’s independent auditors. The Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussions, the Audit Committee determined that it had fulfilled its responsibilities under the Audit Committee Charter.

The Audit Committee is responsible for recommending to the Company’s Board of Directors that the Company’s financial statements be included in its annual report. The Audit Committee took a number of steps in making this recommendation for 2007. First, the Audit Committee discussed with UHY LLP, the Company’s independent auditors for 2007, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed UHY’s independence with UHY and received the written disclosures and a letter from UHY regarding its independence as required by Independence Standards

Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. This discussion and disclosure informed the Audit Committee of UHY’s independence, and assisted the Audit Committee in evaluating such independence. The Audit Committee also concluded that UHY’s provision of non-audit services to the Company is compatible with UHY’s independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and with UHY, the Company’s audited consolidated balance sheets at December 31, 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2007. Based on the discussions with UHY concerning the audit, the independence discussions, the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the Annual Report on Form 10-K of RAM Energy Resources, Inc., for its fiscal year ended December 31, 2007, include these financial statements.

AUDIT COMMITTEE

Sean P. Lane
Gerald R. Marshall
John M. Reardon

April 8, 2008

OTHER INFORMATION

Availability of Form 10-K and Annual Report to Stockholders

We are required to provide an annual report to our stockholders who receive this proxy statement. We will also provide copies of the annual report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of our annual report are available without charge to our stockholders upon written request to our Secretary. You may review our filings with the SEC by visiting our website at http://www.ramenergy.com.

Stockholder Proposals for 2009

Our 2009 Annual Meeting of Stockholders is expected to be held on or about May 8, 2009, and proxy materials in connection with that meeting are expected to be mailed on or about April 13, 2009. In order to be included in our proxy materials for our 2009 Annual Meeting, we must receive stockholder proposals prepared in accordance with the proxy rules on or before December 12, 2008.

Any such proposal should be addressed to the Secretary, RAM Energy Resources, Inc., 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our 2009 Annual Meeting of Stockholders in accordance with applicable law. We suggest that such proposals be sent by certified mail, return receipt requested.

If we receive notice after February 27, 2009 of any proposal which a stockholder intends to present at our 2009 Annual Meeting, then under the proxy rules, the persons named in the proxy solicited by our Board of Directors for our 2009 Annual Meeting may exercise discretionary voting with respect to such proposal.

In addition, our by-laws currently provide that in order for a stockholder to properly bring business before an annual meeting, the stockholder must have given timely notice of such proposed business in a writing delivered to our Secretary not less than sixty (60) nor more than ninety (90) days prior to the meeting. If we mail or otherwise provide notice, or public disclosure, of the date of our annual meeting on a date that is less that seventy (70) days prior to the date of the annual meeting, the stockholder’s notice that he or she proposes to bring business before the annual meeting must be received by us no later than the tenth business day following the day on which our notice of the annual meeting was mailed, or public disclosure was made, whichever event first occurs.

General

We know of no matters to be presented at our 2008 Annual Meeting other than those included in the Notice. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider to be our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

BY ORDER OF THE BOARD OF DIRECTORS

G. Les Austin
Secretary

Tulsa Oklahoma

April 14, 2008

EXHIBIT A

FIRST AMENDMENT

TO THE

RAM ENERGY RESOURCES, INC.

2006 LONG-TERM INCENTIVE PLAN

This First Amendment (this “Amendment”) to the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan (the “Plan”) is approved and adopted by the Board of Directors of RAM Energy Resources, Inc. (the “Company”) this 12th day of March 2008, but shall be effective only upon approval of this Amendment by the holders of a majority of the outstanding shares of Common Stock present or represented, and entitled to vote, at a meeting called for such purpose.

The Plan hereby is amended as follows:

1.    Section 1.3 of the Plan is deleted in its entirety and the following Section 1.3 substituted therefor:

“SECTION 1.3 Shares Subject to the Plan. Subject to the limitations set forth herein, Awards may be made under this Plan for a total of 6,000,000 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”). A maximum of 2,400,000 shares of Common Stock of the total authorized under this Section 1.3 may be granted as Incentive Stock Options. The limitations of this Section 1.3 shall be subject to the adjustment provisions of Article X.”

2.    Section 3.1(f) of the Plan is deleted in its entirety and Section 3.1(g) is redesignated as Section 3.1(f).

3.    Section 4.1(d) is deleted in its entirety and the following Section 4.1(d) substituted therefor:

“(d)    Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock or are exchanged in the Board’s discretion for Awards not involving the issuance of shares of Common Stock, shall be available again for grant under the Plan and shall not be counted against the shares authorized under Section 1.3. Any shares of Common Stock issued as Restricted Stock Awards that subsequently are forfeited without vesting shall again be available for grant under the Plan and shall not be counted against the shares authorized under Section 1.3. Any Awards that, pursuant to the terms of the applicable Award Agreement, are to be settled in cash, whether or not denominated in or determined with reference to shares of Common Stock (for example, SARs to be settled in cash), shall not be counted against the shares authorized under Section 1.3.”

4.    Section 4.1(j) is deleted in its entirety and the following substituted therefor:

“(j)    Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of Options to any Eligible Director in any calendar year may not exceed 20,000.”

5.    Section 4.1(k) is deleted in its entirety and the following substituted therefor:

“(k)    Subject to Article X, in no event shall more than 20,000 shares of Common Stock be made subject to the grant of Restricted Stock Awards to any Eligible Director in any calendar year.”

6.    Section 7.2 of the Plan is deleted in its entirety and the following substituted therefor:

“SECTION 7.2 Exercise and Payment. SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Board in the Award Agreement. Exercise of a SAR shall be by written notice to the Secretary of the Company at least two business days in advance of

A-1

such exercise. The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR shall be made in cash or in shares of Common Stock, as provided by the terms of the applicable Award Agreement.”

7.    Section 9.2 of the Plan is deleted in its entirety and the following substituted therefor:

“SECTION 9.2 Payment of Performance Bonus. In order for any Participant to be entitled to payment of a Performance Bonus, the applicable performance target(s) established by the Board must first be obtained or exceeded. Payment of a Performance Bonus shall be made within 60 days of the Board’s certification that the performance target(s) has been achieved. Payment of a Performance Bonus may be made in cash or in shares of Common Stock, as provided by the terms of the applicable Award Agreement.”

*   *   *   *   *   *   *   *   *

In all other respects, the Plan remains unchanged and in full force and effect.

A-2

PROXY

RAM ENERGY RESOURCES, INC.

5100 EAST SKELLY DRIVE, SUITE 650

TULSA, OKLAHOMA 74135

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints G. Les Austin and Sabrina Gicaletto, and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of RAM Energy Resources, Inc, a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 8, 2008, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

A	☐ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

	FOR ALL NOMINEES LISTED TO RIGHT	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT	NOMINEE:
1. Election of Directors	☐	☐	☐	Sean P. Lane
			☐	John M. Reardon

INSTRUCTION: to withhold authority to vote for any nominee, write that nominee’s name on the line provided below.

2. Approval of amendments to the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3. Ratify and approve the appointment of UHY LLP as the independent registered public accounting firm for RAM Energy Resources, Inc. for 2008.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

4. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR AMENDMENTS TO THE RAM ENERGY RESOURCES, INC. 2006 LONG-TERM INCENTIVE PLAN, FOR THE APPOINTMENT OF UHY LLP AS THE INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2008, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE

SIGNATURE

DATED , 2008

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.